Exhibit 99.1
Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

CHURCH & DWIGHT REPORTS RECORD FIRST QUARTER EARNINGS
STRONG SALES GROWTH AND GROSS MARGIN EXPANSION
COMPANY RAISES 2009 EPS OBJECTIVE

PRINCETON, NJ, May 5, 2009 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended March 27, 2009 of $62.6 million or $0.88 per share, compared to last year’s reported net income of $56.2 million or $0.81 per share.  Excluding the previously announced plant restructuring charge of $0.04 per share, this year’s first quarter earnings were $0.92 per share.

First Quarter Review

Net sales for the first quarter increased 5% to $580.9 million.  Organic sales increased by approximately 6% for the quarter which excludes the impact of foreign exchange, acquisitions and divestitures.  Foreign exchange reduced reported sales by approximately 4% in the quarter, while acquisitions net of divestitures, increased reported sales by approximately 3%.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid first quarter results particularly in this difficult economic environment.  Our results reflect continued strong organic sales growth and exceptional gross and operating margin expansion.  The organic sales growth was driven by strong consumer appeal for our high quality value-oriented products, carryover benefits of 2008 pricing actions, new products, and a significant increase in marketing spending, partially offset by soft sales in the Specialty Products Division.  The improved gross margin reflects pricing, earlier than expected benefits from lower commodity costs, acquisition benefits relating to the acquired businesses from Coty, Inc. and cost reduction programs.”

Consumer Domestic sales were $438.1 million, a $55.3 million or 14% increase over the prior year first quarter sales. The first quarter sales increase was primarily driven by the recently acquired businesses from Coty and higher sales of XTRA Liquid Laundry Detergent, ARM & HAMMER Liquid Laundry Detergent, OXICLEAN laundry additive and ARM & HAMMER Powder Laundry Detergent, offset by lower sales of household cleaners and certain personal care brands. Consumer Domestic sales also benefited from October price increases on liquid laundry detergents, toothpaste and battery operated toothbrushes.

Consumer International sales were $82.8 million, a $16.9 million decrease or 17% below the prior year first quarter sales.  Sales increases, primarily in Canada and Australia, were more than offset by unfavorable foreign exchange rates of approximately 20% and approximately $3 million due to the divestiture of a business at the end of the third quarter in 2008.    Specialty Products sales were $60.0 million, a $10.4 million decrease or 15% below the prior year first quarter sales.  Approximately $4 million of the sales decrease is due to a business divested in the first quarter of 2008 and $3 million of unfavorable foreign exchange rates.  A significant decline in U.S. milk prices has weakened the dairy market resulting in lower volumes in the animal nutrition business.

Gross margin increased to 42.9% in the first quarter compared to 40.5% in the same quarter last year.  Excluding the $5.2 million plant restructuring charge reflected in cost of sales, gross margin was 43.8%, a 330 basis point improvement from the prior year first quarter.  The increase in gross margin reflects price increases, lower commodity costs, the higher margins associated with the sales of products relating to the businesses acquired from Coty, the impact of liquid laundry detergent concentration and the benefits of cost reduction programs.

Marketing expense was $66.4 million in the first quarter, a $12.9 million increase over the prior year first quarter.  The increased marketing spending was focused on the brands acquired from Coty as well as higher spending on the Company’s 8 “power brands.” Marketing expense as a percentage of net sales increased 170 basis points to 11.4% in the quarter compared to 9.7% in last year’s first quarter.

Selling, general, and administrative expense (SG&A) was $78.3 million in the first quarter, a $0.5 million increase over the prior year’s first quarter.  SG&A as a percentage of net sales was 13.5% in the quarter, a reduction of 60 basis points as compared to last year’s first quarter.  Last year’s first quarter included a $3.0 million gain on the divestiture of a small Specialty Products subsidiary.  The remaining change in SG&A is attributed to lower costs internationally due to foreign exchange and lower operating expenses and impairment charges of approximately $7 million associated with the divested International business, partially offset by higher information systems costs and amortization and operating costs related to the acquisition from Coty.

Operating income increased 13% to $104.7 million in the first quarter compared to $92.8 million in the prior year first quarter. Operating margin expanded 120 basis points to 18.0% and, excluding the plant restructuring charge, expanded 210 basis points to 18.9%.

The effective tax rate in the first quarter was 37.1% compared to 35.7% in the prior year first quarter due to a higher proportion of projected US taxable income and higher state income taxes.  The effective tax rate for the full year is expected to be approximately 37%.

Free Cash Flow and Net Debt

For the quarter, the Company reported $92.0 million of net cash from operations compared to $62.7 million in the first three months of 2008.  For the first quarter, the Company generated $70.7 million in free cash flow compared to $56.4 million in the prior period.  Capital expenditures in the first quarter were $21.3 million and included approximately $15 million related to the construction of a new laundry detergent manufacturing plant and warehouse in York County, Pennsylvania.  The increase in free cash flow is primarily related to higher net income, higher non-cash expenses and improved working capital management.

At quarter-end, the Company had net debt of $591 million (total debt of $871 million less cash of $280 million) compared to net debt at December 31, 2008 of $658 million (total debt of $856 million less cash of $198 million).  The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is 1.9 for the twelve months ended March 27, 2009.

New Product Activity

On the new product front, Mr. Craigie commented, “We will continue to introduce a steady pipeline of new and improved products in 2009 to drive solid organic growth.  Specifically, we will introduce over 20 new products in 2009.  These products will be largely focused on our 8 power brands and will have a strong value orientation.”

In family planning, the Company has two additions to the Trojan product line:  TROJAN 2 GO which contains two condoms in a pocket-sized card that makes it easier to discreetly carry condoms wherever you go and a new condom called TROJAN ECSTASY, featuring a unique comfort shape and UltraSmooth lubricant.

In Oral and Skin care, the Company introduced a new line of SPINBRUSH products that use advanced sonic technology for deep cleaning at a price that provides significant value compared to other premium sonic brushes.  The Company also expanded the NAIR depilatory product line with NAIR Exfoliator with Microbeads.
ORAJEL also added two new products, BABY ORAJEL Cooling Cucumber Teething Gel and BABY ORAJEL Tooth and Gum Cleanser.

In Household products, the Company launched ARM & HAMMER Wet Dryer Cloths, a revolutionary fabric softener that delivers liquid-like softening, freshening and dryer sheet static control all in the convenience and value of just one dryer sheet.  The Company also expanded the ARM & HAMMER with OXICLEAN line of detergents with a product designed for High Efficiency washing machines while expanding the environmentally responsible ARM & HAMMER Essentials detergent line with the introduction of a new powder product.

New Manufacturing Plant and Distribution Center

The Company is on track with its previously announced project to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania and the related closing of the Company’s North Brunswick, NJ complex. The new facility is scheduled to open in the fourth quarter of 2009.  The Company expects to spend $100 million in 2009, $20 million in 2010, for a total of $170 million in capital expenditures and cash transition expenses from 2008 to 2010 on the project.   The new facility is expected to be a significant contributor to gross margin expansion in 2010.

The project resulted in plant restructuring charges in the first quarter of $5.2 million or $0.04 per share. These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of those facilities.

Outlook

Mr. Craigie commented, “As a result of our strong first quarter, a better understanding of consumer purchasing trends in this recessionary economy, and detailed discussions with retailers concerning their support for our brands over the remainder of the year, we are now more optimistic about our 2009 business forecast.  We now expect to achieve organic growth of at least 3% in 2009 driven by the strong consumer appeal for our value-oriented products, which now comprise 40% of our domestic revenue base, our appealing pipeline of new products, and higher marketing spending.”

Mr. Craigie continued, “Regarding gross margin, we are raising our estimate for gross margin expansion in 2009 and expect to meet or exceed 200 basis points of expansion (excluding plant restructuring charges), reflecting greater than expected commodity savings, the contribution of 2009 price increases in our International business, and greater benefit from cost reduction programs.  We expect that the higher gross margin estimate will enable us to increase marketing spending in 2009 to approximately 13% of sales.  We are focusing this increase on building brand equity in our 8 power brands, which should lead to even stronger growth when the economy recovers.   In addition, we are planning a significant increase in marketing, merchandising, couponing and slotting costs in the second quarter, compared to the first quarter, primarily to support the launch of new products.”

With regard to full year earnings, Mr. Craigie said, “We are raising our previously announced earnings per share estimate of $3.20-$3.25 to $3.30-$3.35, which represents a 15% to 17% increase over 2008 results, excluding plant restructuring charges. The 2009 reported earnings per share is expected to be $3.05-$3.10. We expect the earnings per share to be evenly balanced over the remaining three quarters of the year.”

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As previously reported, at its April 29th Board meeting, the Company declared a quarterly dividend of $0.09 per share.  The dividend will be payable June 1, 2009 to stockholders of record at the close of business on May 11, 2009. This is the Company’s 433rd regular quarterly dividend.

Church & Dwight will host a confearence call to discuss first quarter 2009 results on May 5, 2009 at 10:00 a.m. (ET).  To participate, dial in at 866-825-1692, access code:  58645294.  A replay will be available two hours after the call at 888-286-8010, access code:  45671091.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, cash flow, margin improvement, marketing spending, price increases on certain products, new product introductions, the timing of new product launches, consumer demand for the Company’s products, uncertain economic and marketplace conditions and events, cost of raw materials, cost reduction programs, the effect of the acquired businesses from Coty, timing of completion and gross margin contribution of the new laundry detergent manufacturing plant and warehouse facility, capital expenditures and restructuring charges related to the new facility and forecasted organic growth, gross margin and earnings per share and anticipated increase in second quarter marketing, merchandising, couponing and slotting costs.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and vendors, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
(In thousands, except per share data)	Mar. 27, 2009	Mar. 28, 2008
Net Sales	$580,867	$552,867
Cost of sales	331,509	328,761
Gross profit	249,358	224,106
Marketing expenses	66,373	53,485
Selling, general and administrative expenses	78,325	77,859
Income from Operations	104,660	92,762
Equity in earnings of affiliates	2,705	2,380
Other income (expense), net	(7,873)	(7,738)
Income before noncontrolling interest and taxes	99,492	87,404
Income taxes	36,916	31,211
Net Income of noncontrolling Interest	7	2
Net Income attributable to Church & Dwight	$62,569	$56,191
Net Income per share – Basic	$0.89	$0.85
Net Income per share – Diluted	$0.88	$0.81
Dividend per share	$0.09	$0.08
Weighted average shares outstanding - Basic	70,234	66,343
Weighted average shares outstanding - Diluted	71,312	70,817

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Mar. 27, 2009	Mar. 28, 2008
Assets
Current Assets
Cash, equivalents and securities	$280,241	$208,062
Accounts receivable	216,469	243,513
Inventories	199,882	214,966
Other current assets	60,238	26,248
Total Current Assets	756,830	692,789
Property, Plant and Equipment (Net)	398,965	339,808
Equity Investment in Affiliates	9,821	9,563
Tradenames and Other Intangibles	803,907	657,464
Goodwill	845,412	688,128
Other Long-Term Assets	85,681	77,531
Total Assets	$2,900,616	$2,465,283
Liabilities and Stockholders' Equity
Short-Term Debt	$130,899	$54,875
Other Current Liabilities	328,710	294,519
Total Current Liabilities	459,609	349,394
Long-Term Debt	740,282	692,982
Other Long-Term Liabilities	310,248	289,383
Stockholders' Equity	1,390,477	1,133,524
Total Liabilities and Stockholders' Equity	$2,900,616	$2,465,283

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in thousands)	Mar. 27, 2009	Mar. 28, 2008
Net Income	$62,569	$56,191
Depreciation and Amortization	21,670	15,212
Deferred Income Taxes	10,106	2,103
Gain on Asset Sale	--	(3,005)
Asset Impairment Charges and Asset Write-Offs	--	5,626
Non Cash Compensation	2,707	2,424
Other	(139)	(2,374)
Changes in Assets and Liabilities:
Accounts Receivable	(7,980)	3,436
Inventories	(2,348)	(3,549)
Prepaid Expenses and Other Current Assets	(1,466)	(2,409)
Accounts Payable and Accrued Expenses	(11,780)	(30,473)
Income Taxes Payable	20,413	20,936
Excess tax Benefits on Stock Options Exercised	(936)	(1,872)
Other liabilities	(835)	477
Net cash from operating activities	91,981	62,723
Capital expenditures	(21,281)	(6,283)
Proceeds from sale of assets	--	9,620
Other	666	847
Net cash (used in) provided by investing activities	(20,615)	4,184
Net change in debt	15,016	(108,160)
Payment of cash dividends	(6,309)	(5,307)
Stock option related	3,007	4,633
Net cash provided by (used in) financing activities	11,714	(108,834)
F/x impact on cash	(838)	180
Net change in cash and investments	$82,242	$(41,747)
Free cash flow	$70,700	$56,440

SUPPLEMENTAL INFORMATION

2009 and 2008 Product Line Net Sales

	Three Months Ended
	Mar. 27, 2009	Mar. 28, 2008	Percent Change
Household Products	$284.1	$242.9	17%
Personal Care Products	$154.0	$139.9	10%
Consumer Domestic	$438.1	$382.8	14%
Consumer International	$82.8	$99.7	-17%
Total Consumer Net Sales	$520.9	$482.5	8%
Specialty Products Division	$60.0	$70.4	-15%
Total Net Sales	$580.9	$552.9	5%

The following discussion addresses reconciliation of non-GAAP measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Margin
The press release provides information regarding the Company’s net income per share, gross margin and operating margin adjusted to exclude charges related to plant restructuring charges incurred in 2009.  Management believes that the presentation of adjusted net income per share, gross margin and operating margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s performance exclusive of an event that does not reflect the Company’s day-to-day operations.

Organic Growth

The press release provides information regarding organic growth, namely the percentage increase in net sales adjusted to eliminate the impact of businesses acquired and divested during the preceding four quarters and the effect of foreign exchange rate changes.  Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange rate changes is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

Three Months Ended
Mar. 27, 2009
Reported Percentage Increase in Net Sales	5%
Add:
Effect of Foreign Exchange Rate Changes	4%
Less:
Effect of Acquisitions and Divestitures	(3%)
Organic Growth	6%

Free Cash Flow

Management believes that the presentation of free cash flow is useful to investors because it provides an additional perspective on cash flow from operations in excess of amounts required for reinvestment and provides a measure of the Company’s ability to fund acquisitions, repay debt and pay dividends.  Free cash flow is calculated as cash provided by operating activities less capital expenditures.  Free cash flow is one of the measures used in determining management’s annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Please refer to the condensed cash flow statement for details.